Exhibit 10.16

DATED JANUARY 16, 2020

MANAGEMENT SHAREHOLDERS AGREEMENT

between

HOLDCO

and

SILVER LAKE

and

THE MANAGERS

and

THE COMPANY

TABLE OF CONTENTS

		Page
1	DEFINITIONS AND INTERPRETATION	2

2	EFFECTIVENESS	13

3	CALCULATION OF WATERFALL AND REORGANISATION	13

4	CONTRIBUTION OF SHARES IN THE TRANSACTION	14

5	TRANSFERS OF SHARES	15

6	MANAGEMENT SELL-DOWN RIGHTS	16

7	LEAVING SHAREHOLDER PROVISIONS	21

8	DEED OF ADHERENCE	26

9	PROTECTION OF GOODWILL	27

10	MANAGERS’ TAXATION	29

11	CONFIDENTIALITY	31

12	ANNOUNCEMENTS	32

13	THE ARTICLES	33

14	DURATION	33

15	GENERAL	34

16	NOTICES	38

17	CAPACITY	40

18	APPLICABLE LAW AND JURISDICTION	40

SCHEDULE 1		42

THE INSTITUTIONAL INVESTORS		42

SCHEDULE 2 DEED OF ADHERENCE		43

THIS AGREEMENT (the “Agreement”) is made on January 16, 2020

BETWEEN:

(1)

GLOBAL BLUE HOLDING LP, an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (“Holdco”);

(2)	SL GLOBETROTTER, L.P., which has its registered office in the Cayman Islands at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, acting by its general partner (“Silver Lake”);

(3)	JACQUES STERN in his capacity as Management Representative;

(4)	With respect to Clause 7 (Leaving Shareholder Provisions) GLOBAL BLUE GROUP HOLDING AG, a company incorporated in Switzerland with registration number CHE-442.546.212 (the “Company”); and

(5)	PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC, PARTNERS GROUP BARRIER REEF, L.P. AND PARTNERS GROUP CLIENT ACCESS 5, L.P. INC. (together, “Partners Group”).

WHEREAS:

(A)

Following the closing under an agreement and plan of merger (“Closing”) between, among others, Far Point Acquisition Corporation (“FPAC”), the Company and the Seller Parties (as defined therein), entered into on or around the date hereof (the “Merger Agreement”), the Company will own the business known as ‘Global Blue’ and the Shares (as defined below) will be listed on the New York Stock Exchange (the “Transaction”).

(B)

It is expected that, prior to Closing, each Manager will indirectly exchange his existing securities in one of the Company’s subsidiaries for GB Topco Shares (the “Reorganisation”). The opportunity to subscribe for such existing securities was offered to the Managers as part of their prior incentive arrangements.

(C)	As part of the Transaction, through a series of steps, the Managers shall exchange their GB Topco Shares for Stock Consideration and Cash Consideration (each as defined in the Merger Agreement).

(D)	It is further expected that each Manager and the Company will enter into an escrow agreement for the holding of certain Shares by each Manager in the Company.

(E)

The Parties have agreed to enter into this Agreement to regulate: (i) the steps required for the Reorganisation and (ii) the relationship between them as regards the remaining shareholdings of the Managers following Closing.

(F)	Partners Group’s countersignature of this Agreement represents its acknowledgment of, and agreement to, the matters contained herein.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

“Act” means the Companies Act 2006;

“Adjustment Amount” has the meaning given in the Merger Agreement;

“Affiliate” means with respect to a person (the “First Person”):

(a)	another person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the First Person;

(b)	a pooled investment vehicle organised by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person;

(c)	a Fund organised by the First Person for the benefit of the First Person’s (or any of its Affiliates’) partners, officers or employees or their dependants; or

(d)	a successor trustee or nominee for, or a successor by re-organisation of, a trust;

except that, in respect of Institutional Investors, an Affiliate shall not include a person established or formed, other than in good faith, with the primary purpose of enabling the Institutional Investors (or their Affiliates) to indirectly dispose of their Shares to one or more third party;

“Applicable Law” means, with respect to any person, property, transaction or matter, any Law or Regulation relating or applicable to that person, property, transaction or matter;

“As-Converted Basis” means calculated as if the Convertible Preferred Shares held by a person had been exchanged for Common Shares at the Conversion Ratio applicable pursuant to the Conversion Agreement at the time of such calculation;

“Bad Leaver” means a Leaving Shareholder who is not a Good Leaver;

“Board” means the board of directors of the Company from time to time;

“Business” means the business of the Group, being processing (including VAT refund), currency conversion, data analytics, internet and print marketing, and point of sale software relating to tax-free shopping, travel-related shopping and luxury goods (or all or any part of such business);

“Business Day” means any day other than a Saturday, Sunday, bank or public holiday in London, Luxembourg City, New York or Switzerland;

“Cash Consideration” has the meaning given in the Merger Agreement;

“Cash Proportion” means the amount of Cash Consideration received by a party divided by the total amount of Consideration received by such party, in each case pursuant to the Transaction;

“Closing” is defined in the recitals of this Agreement;

“Co-investor” means SL / PG Global Blue Co-Invest, L.P. or any limited partner therein;

“Common Shares” means the registered common shares of CHF 0.01 of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any shares into which any such Common Shares shall have been changed or any shares resulting from any reclassification of any such Common Shares;

“Confidential Information” means all information (whether oral or recorded in any medium) relating to the Shareholders (or any of them) and/or any Group Company’s business, financial or other affairs (including future plans of any Group Company) which is treated by the relevant Shareholder and/or Group Company (as the case may be) as confidential (or is marked or is by its nature confidential);

“Consideration” has the meaning given in the Merger Agreement;

“Conversion Agreement” means the conversion agreement to be entered into between the Company and the holders of the Convertible Preferred Shares at Closing;

“Conversion Ratio” has the meaning given in the Conversion Agreement;

“Convertible Preferred Shares” means registered series A convertible preferred shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any shares into which any such Convertible Preferred Shares shall have been changed or any shares resulting from any reclassification of any such Convertible Preferred Shares;

“Convertible Preferred Shares Value” has the meaning given in the Merger Agreement;

“Cost per Share” means, in respect of a Manager, (i) the aggregate subscription or acquisition price paid by such Manager in respect of his subscription for or acquisition of all the GB Manco Securities that he exchanged for GB Topco Shares pursuant to the Reorganisation; divided by (ii) the total number of GB Topco Shares issued to such Manager pursuant to the Reorganisation, multiplied by (iii) such Manager’s Stock Proportion;

“Deed of Adherence” means the deed of adherence to this Agreement in the form of Schedule 2 or otherwise as agreed by the Investor;

“Director” means a director of the Board;

“Dollars” or “$” means the lawful currency of the United States of America;

“Employee Taxation” means the amount for which any Group Company becomes liable to account to a Tax Authority in respect of income tax and employees’ national insurance (including any payroll taxes incurred as a result of the steps contemplated by Clause 2) or other employee social security contributions or the equivalent in any relevant jurisdiction;

“End Date” means the earlier of (i) the fifth anniversary of Closing; and (ii) the date falling one month after the date on which the SL Investor ceases to hold legal and/or beneficial interest in any Shares (directly or indirectly);

“Escrow Agent” means the escrow agent pursuant to the Escrow Agreement;

“Escrow Agreement” means the escrow agreement to be entered into between the Investor, the Company, the Managers and an escrow agent in connection with the escrow of the Shares held by the Managers;

“Estimated Closing Statement” has the meaning given in the Merger Agreement;

“Estimated Consideration” has the meaning given in the Merger Agreement;

“Estimated FPAC Transaction Expenses” has the meaning given in the Merger Agreement;

“Euro” or “€” means the lawful currency of certain participating member states of the European Union;

“Euro Equity Value” means (a) the Consideration, less (b) an amount equal to all fees and expenses, advisory fees and other costs that are paid by or expected to be paid by the Seller Parties (as defined in the Merger Agreement) from Consideration received;

“Exchange Rate” has the meaning given in the Merger Agreement;

“Excluded Transfer” means any (direct or indirect) transfer of Shares:

(a)

in the case of Shares held (directly or indirectly) by or on behalf of the SL Funds or any person to which Shares have previously been (directly or indirectly) transferred pursuant to this limb (a), to the SL Funds, Silver Lake Technology Management, L.L.C., Silver Lake Group L.L.C. and/or any general partner, manager or investment adviser affiliated with such person (and any Fund, company or co-investment scheme which is controlled directly or indirectly by such person or of which any such person is, directly or indirectly, the general partner, manager or investment adviser), but excluding the Co-Investor;

(b)

in the case of Shares held (directly or indirectly) by or on behalf of Partners Group to Partners Group, Partners Group AG, any of its Affiliates and/or any investment vehicle managed or advised by Partners Group AG or its Affiliates or any other entity managed, advised and/or majority owned or controlled directly or indirectly by Partners Group AG and/or any Affiliate thereof;

(c)

in the case of Shares held (directly or indirectly) by or on behalf of any Co-Investor to such Co-investor, any of its Affiliates and/or any investment vehicle managed or advised by such Co-investor or its Affiliates or any other entity managed, advised and/or majority owned or controlled directly or indirectly by such Co-investor and/or any Affiliate thereof; or

(d)	any trustee, nominee or custodian of any person listed in (a), (b) or (c),

and provided that, for the avoidance of doubt, a direct or indirect transfer of Shares held (directly or indirectly) by or on behalf of any of the SL Funds or any person to which Shares have previously been (directly or indirectly) transferred pursuant to limb (a), Partners Group, or any Co-Investor to any other of the foregoing is not an “Excluded Transfer”;

“Exit” means a sale or series of sales by the Investor following which at least 70% of the Shares (including the Convertible Preferred Shares on an As-Converted Basis) are in public hands or an acquisition by a person (together with its Affiliates) of all or substantially all of the Shares in connection with which the Company is de-listed from the New York Stock Exchange;

“Form F-4” means the registration statement required under the Securities Act of 1933;

“FPAC” has the meaning given in the recitals;

“Fair Value” means an amount expressed in Euros equal to the product of:

(a)	in respect of each Common Share, an amount equal to the VWAP of a Common Share for the 15 trading days prior to the Relevant Date; or

(b)

in respect of each Convertible Preferred Share, an amount equal to (i) the VWAP of a Common Share for the 15 trading days prior to the Relevant Date multiplied by (ii) the Conversion Ratio applicable pursuant to the Conversion Agreement at the time of the relevant calculation, in each case, multiplied by the Exchange Rate;

“Family Member” means, in relation to a Shareholder, any one or more of that person’s Spouse and his lineal descendants by blood or adoption;

“Family Trust” means, in relation to a Shareholder, a trust or settlement set up wholly for the benefit of that person and/or that person’s Family Members and which the Nomination and Compensation Committee is reasonably satisfied can be bound by the provisions of this Agreement;

“Final Consideration” has the meaning given in the Merger Agreement;

“Financing Documents” means any banking or other financing (including intercreditor) arrangements entered into at any time and from time to time by any Group Company, together with the associated security documentation referred to therein (as amended, supplemented, replaced or otherwise varied from time to time);

“FSMA” means the Financial Services and Markets Act 2000;

“Fund” means any bank, company, unit trust, investment trust, investment company, limited, general or other partnership, industrial provident or friendly society, any collective investment scheme (as defined by the FSMA), any investment professional (as defined in article 19(5)(d) of the Financial Services and Markets Act 2000 (Financial Promotion Order) 2001 (the “FPO”)), any high net worth company or unincorporated association or high value trust (as defined in article 49(2) (a) to (c) of the FPO), any pension fund or insurance company or any person who is an authorised person under the FSMA;

“GB Manco Securities” means shares and preferred equity certificates in Global Blue Management & Co S.C.A;

“GB Topco” means Global Blue Group AG;

“GB Topco Shares” means ordinary shares in GB Topco;

“Good Leaver” means a Leaving Shareholder who ceases to be an employee due to:

(a)	death;

(b)	personal incapacity due to ill health or disability (other than as a result of alcohol or drug dependency);

(c)	retirement at the statutory retirement age in the jurisdiction in which the Good Leaver is employed or engaged;

(d)	redundancy;

(e)	dismissal other than in circumstances where he was dismissed by the Company or any of its subsidiaries for a reason constituting Misconduct on his part; or

(f)	constructive dismissal,

or who is deemed by the Board to be a Good Leaver pursuant to Clause 7.7;

“Good Leaver Excess Amount” means that part of any proceeds received or to be received by a Re-classified Bad Leaver pursuant to Clause 7.7 in excess of that which would have been paid or payable pursuant to Clause 7.5 after the Relevant Date had they been classified as a Bad Leaver at the Relevant Date, or, if higher, at the date of the re-classification as a Re-classified Bad Leaver;

“Group” means the Company and each of its subsidiary undertakings from time to time (and references to “Group Company” and “member of the Group” shall be construed accordingly) and, for the avoidance of doubt, in respect of the period prior to Closing shall include GB Topco and its subsidiary undertakings;

“Group CEO” means the chief executive officer of the Group from time to time;

“Institutional Investor Group” means, in relation to an Institutional Investor, that Institutional Investor and its subsidiary undertakings other than the Group or, as the case may be, that Investor, any parent undertaking, whether direct or indirect, of that Investor or any holding company of which that Investor is, directly or indirectly, a wholly-owned subsidiary and any other subsidiary undertaking of any such parent undertaking or holding company from time to time and references to “member” or “members” of an Institutional Investor Group shall be construed accordingly;

“Institutional Investors” means the SL Funds and Partners Group, whose details are set out in Schedule 2;

“Investment Agreement” means the investment agreement entered into between the Managers and the Investor (each, as defined therein) dated 1 August 2012, as amended on 26 March 2014;

“Investor” means, collectively, Holdco, the SL Investor and any other person who undertakes to perform the obligations of the Investor under a Deed of Adherence;

“IPO” means admission to listing of the Company and admission of its ordinary shares to trading on a public securities market;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“KYC Information” means such information as the Investor may reasonably require in order to satisfy their obligations in respect of any “know your client” or other anti-money laundering or anti-terrorism legislation, regulation or best practice from time to time;

“Law” means any regulation (including EU regulation), statute, law (including common law), subordinate legislation, act, treaty, ordinance, decree, directive, rule, circular, code, order, recommendation, notice, direction, code of practice, judgement or decision enacted, issued or promulgated by, or entered into with, any regulatory authority and which has the force of law;

“Leaver Equity” means Shares registered in the name of a Leaving Shareholder immediately following Closing;

“Leaver Notice” means a notice given pursuant to Clauses 7.1 to a Leaving Shareholder by the Board specifying the person(s) to whom the Transfer Shares should be offered and the price of the Transfer Shares;

“Leaver Provisions Expiry Date” means the earlier of (i) the date falling 18 months after Closing and (ii) such time as the Investor’s Liquidity Proportion is at least 80%;

“Leaving Shareholder” means an employee or director of a member of the Group who ceases for whatever reason to be an employee or director of a member of the Group without remaining or becoming an employee or director of any other member of the Group (as the case may be) or is declared bankrupt or, whilst remaining an employee, becomes eligible for benefits under a permanent health insurance policy, and any Related Holder, or any nominee holder of such person;

“Liquidity Proportion” means (a) a party’s Cash Proportion plus (b) the product of: (i) the sum of (x) such person’s Stock Proportion and (y) such person’s Preferred Proportion and (ii) such person’s Post Closing Sale Proportion;

“Lock-up” means the restriction on selling Shares to be applicable to the Investor and each Manager immediately following Closing pursuant to the Shareholders Agreement, on the terms and subject to the exceptions set out therein;

“Lock-up Period” means the period of time for which the Lock-up applies;

“LP Distribution” means a direct or indirect distribution by the Investor to its direct or indirect limited partners or shareholders, other than any such distribution which constitutes an Excluded Transfer;

“Management Representative” means any person appointed by the Managers holding a majority of the Shares as management representative from time to time who shall be entitled to remove any such person and to appoint another person in his place. The first Management Representative shall be Jacques Stern;

“Managers” means any person that enters into a Deed of Adherence in the capacity of a Manager and a “Manager” means any one of them;

“Merger Agreement” has the meaning given in the recitals;

“Misconduct” means any of:

(a)	the committing of any act of misconduct warranting summary termination at common law;

(b)	any breach by an employee of the obligation of trust and confidence to his employer;

(c)

the committing of any serious or persistent breach or non-observance or non-performance of any of the terms, conditions or stipulations contained in the individual’s Service Agreement or the rules of any applicable regulatory authority;

(d)	being guilty of any gross misconduct or serious negligence in connection with or affecting the business or affairs of any Group Company for which he is required to perform duties;

(e)	being guilty of conduct which brings or is likely to bring himself or any Group Company into disrepute;

(f)	being convicted of an arrestable criminal offence (other than an offence under road traffic legislation for which a non-custodial penalty is imposed);

(g)	being adjudged bankrupt or making any arrangement or composition with his creditors;

(h)

being or becoming prohibited by law or the articles of association of, or any regulatory body applicable to, any Group Company of which the individual is a director, from being a director because of his own acts or omissions;

(i)	voluntarily resigning as a director of any Group Company other than: (i) at the request of the Company; or (ii) pursuant to Clause 7;

(j)

the committing of a material breach of this Agreement (whether or not such breach amounts to a repudiatory breach) and, if capable of remedy, such breach is not remedied to the reasonable satisfaction of the Investor within 10 Business Days of receipt of a notice of such breach. In this paragraph (j), a material breach of this Agreement shall only be deemed to occur as a result of any of a breach by the Manager of Clauses 9 (Protection of Goodwill) and/or 11 (Confidentiality) of this Agreement; or

(k)

a lack of time commitment and/or effort commensurate with full time employment, the determination of which shall take into account past performance and what is appropriate for an employee in such a role;

“Nomination and Compensation Committee” means the nomination and compensation committee to be constituted in accordance with the Organizational Regulations of the Board as in effect from time to time;

“Non-Compete Period” is defined in Clause 9.1.2;

“Notice” is defined in Clause 16.1;

“Party” means each person who entering into this Agreement as at the date hereof or thereafter by way of a Deed of Adherence, other than Partners Group;

“Post Closing Sale Proportion” means the number of Shares (including Convertible Preferred Shares on an As-Converted Basis) sold or transferred (directly or indirectly, including pursuant to an LP Distribution but excluding pursuant to an Excluded Transfer) by or on behalf of a party after Closing divided by the total number of Shares (including Convertible Preferred Shares on an As-Converted Basis) held by or on behalf of such person immediately after Closing;

“Pre-Sale Stake” means the number of Shares (including Convertible Preferred Shares on an As-Converted Basis) held (directly or indirectly) by a person immediately prior to a Sell-Down, including, for the avoidance of doubt, where applicable, any Shares (including Convertible Preferred Shares on an As-Converted Basis) which formed part of such person’s Sell-Down Entitlement in respect of a previous Sell-Down but which such person did not sell in such Sell-Down;

“Preferred Proportion” means the amount of Convertible Preferred Shares Value received by a party divided by the total amount of Consideration received by such party, in each case pursuant to the Transaction;

“Recognised Investment Exchange” has the meaning given in section 285(1) of the FSMA;

“Registration Rights Agreement” means the registration rights agreement to be entered into between the Company and certain Shareholders at Closing;

“Regulation” means any regulation, ordinance, decree, directive (including EU directive), rule, circular, code, order, recommendation, notice, direction, code of practice, guidance note, judgement or decision enacted, issued or promulgated by, or entered into with, any regulatory authority, listing authority or stock exchange;

“Related Holder” means a Spouse, Family Member, Family Trust, or person as the case may be, to whom a Shareholder has transferred Shares pursuant to Clause 4;

“Relevant Date” is defined in Clause 9.5.1;

“Relevant Securities” is defined in Clause 10;

“Reorganisation” is defined in the recitals of this Agreement;

“Sale Notice Period” is defined in Clause 6.4;

“Security Interest” includes any mortgage, charge, pledge, lien, encumbrance, hypothecation, hedging or assignment or any other agreement or arrangement having the effect of conferring security;

“Sell-Down” means, other than in the case of an Excluded Transfer, an LP Distribution or pursuant to a Catch-up Sale, a transfer of Shares by the Investor or a transfer (direct or indirect) of any interest therein by way of an accelerated bookbuild or other sale transaction following Closing;

“Sell-Down Entitlement” means, subject to Clause 6, with respect to each Manager and each Sell-Down, a number of Shares (including Convertible Preferred Shares on an As-Converted Basis) representing the same proportion of such Manager’s Pre-Sale Stake as the proportion the number of Shares (including Convertible Preferred Shares on an As-Converted Basis) to be sold (directly or indirectly) in such Sell-Down by the SL Investor represents of the SL Investor’s Pre-Sale Stake;

“Shareholder” means any holder of any Share from time to time;

“Shareholders Agreement” means the shareholders agreement between the Company and certain Shareholders dated on or around the date hereof;

“Shares” means Common Shares and the Convertible Preferred Shares;

“SL Funds” means Silver Lake Partners III Cayman (AIV III), L.P. and Silver Lake Technology Investors III Cayman, L.P.;

“SL Investor” means Silver Lake and any person to which it transfers Shares pursuant to limb (a) of “Excluded Transfer” from time to time;

“Spouse” means a person who is married to or in a civil partnership with or has been permanently cohabiting for a minimum period of five years with a Shareholder;

“Stock Consideration” has the meaning given in the Merger Agreement;

“Stock Consideration Value” has the meaning given in the Merger Agreement;

“Stock Proportion” means the amount of Stock Consideration Value received by a party divided by the total amount of Consideration received by such party, in each case pursuant to the Transaction;

“Tax” means any form of tax and any duty, contribution, levy, social security contribution, or tariff (including withholdings and deductions and amounts equivalent to Tax or calculated by reference to Tax), whether of the United Kingdom or elsewhere in the world, in each case in the nature of tax together with all related penalties, fines, charges, costs and interest, in any case whenever imposed and however arising but excluding uniform business rates, council tax, water rates and other local authority rates or charges;

“Tax Authority” means any authority or body competent to impose, assess, collect or administer any Tax;

“Transaction” is defined in the recitals of this Agreement;

“Transfer Notice” means a notice deemed to be given by the Leaving Shareholder offering a transfer of the Transfer Shares;

“Transfer Shares” means such number of Shares constituting all or part of a Leaving Shareholder’s Leaving Equity as specified in a Leaver Notice given to such Leaving Shareholder;

“Transferred Company Shares” has the meaning given in the Merger Agreement;

“VWAP” has the meaning given in the Merger Agreement; and

“Waterfall” means the respective entitlements of the Investor and the Managers pursuant to Clause 14 of the Investment Agreement.

1.2	Unless the context otherwise requires, words and expressions defined in or having a meaning provided by the Act as at the date of this Agreement shall have the same meaning in this Agreement.

1.3

The term “connected person” shall have the meaning attributed to it at the date of this Agreement by section 1122 of the Corporation Tax Act 2010 and the words “connected with” shall be construed accordingly except that a Shareholder shall not be deemed to be connected with another Shareholder only by virtue of the fact that they are both party to an agreement made between Shareholders in relation to the Company.

1.4	Unless the context otherwise requires, references in this Agreement to:

1.4.1	any of the masculine, feminine and neuter genders shall include other genders;

1.4.2	the singular shall include the plural and vice versa;

1.4.3	a person shall include a reference to any natural person, body corporate, unincorporated association, partnership, firm and trust;

1.4.4

save where used in the definition of “employees” shall be deemed to include consultants and directors, and references to contracts of employment and to commencement or cessation of employment shall be deemed to include contracts for consultancy and directorship and commencement or cessation of consultancy or directorship;

1.4.5

any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;

1.4.6

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.4.7

any class or category of Shareholder giving a written direction, written consent or written notice shall, unless this Agreement expressly provides otherwise, mean the giving of such a direction, consent or notice by the holders of a majority in number of such class or category of Shares in issue from time to time;

1.4.8	any time or date shall be construed as a reference to the time or date prevailing in England; and

1.4.9

a procuring obligation, where used in relation to the Managers, the Investor, the Board or the other Parties to this Agreement (or any one or more of them), means that each Manager, Investor, member of the Board, or other Party (as the case may be) undertakes to exercise his or its voting rights and use any and all powers vested in him or it from time to time as a holder of Shares, director, officer or employee or otherwise in or of the Company or any other member of the Group or other entity (as relevant) to ensure compliance with that obligation so far as he or it is commercially reasonably able to do so (having regard to his position/role in relation to the powers of an employee), whether acting along or (to the extent that he is lawfully able to contribute to ensuring such compliance collectively) acting with others.

1.5

The headings in this Agreement are for convenience only and shall not affect its meaning. References to a Clause, Schedule or paragraph are (unless otherwise stated) to a Clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.6

A reference in this Agreement to the transfer of any Share shall mean the transfer of either or both of the legal and beneficial ownership in such Share and/or the grant of an option to acquire either or both of the legal and beneficial ownership in such Share and the following shall, subject to Clause 1.7, be deemed (without limitation) to be a transfer of a Share:

1.6.1	any direction (by way of renunciation or otherwise) by a Shareholder entitled to an allotment or issue of any Share that such Share be allotted or issued to some person other than himself;

1.6.2

any sale or other disposition of any legal or equitable interest in a security (including any voting right attached thereto) and whether or not by the registered holder thereof and whether or not for consideration or otherwise and whether or not effected by an instrument in writing;

1.6.3	any grant of a Security Interest over any Share and/or any grant or sale of any derivative interest in the same, as part of a hedge or otherwise.

1.7

Notwithstanding the provisions of Clause 1.6, any transfer by any partner, unitholder, shareholder or other participant in, or operator, manager or custodian of, any SL Fund (or any other Fund managed, advised and/or majority owned or controlled directly or indirectly by Silver Lake Group L.L.C. or Silver Lake Technology Management, L.L.C. and/or any Affiliate thereof) or Partners Group (or any other Fund managed, advised and/or majority owned or controlled directly or indirectly by Partners Group AG and/or any Affiliate thereof) (a “Fund Participant”) (or by any trustee or nominee for any such Fund Participant) of any interest in such Fund to any person who is, or as a result of the transfer becomes, a Fund Participant, shall not, and shall not be deemed to, be a transfer of Shares for any purpose under this Agreement, but, for the avoidance of doubt, a transfer of Shares to such person may still constitute an LP Distribution.

1.8

Where any Shares are held by a nominee for any person (other than in breach of this Agreement), that person shall (unless the context required otherwise) be treated for the purposes of this Agreement as the holder of those Shares and, for so long as any Shares are held (directly or indirectly) by an Institutional Investor (or any person to which Shares have previously been (directly or indirectly) transferred pursuant to limb (a) of “Excluded Transfer”), such person shall be entitled to exercise and enforce all or any of the rights or benefits of the Investor under this Agreement as if a Party to this Agreement.

1.9

In construing this Agreement, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.10	The obligations of the Parties under this Agreement are (save where otherwise provided) several and given only in respect of themselves.

1.11

The Investor agrees that any rights of the Investor under this Agreement shall be exercised, and any notices shall be given or received (as applicable), by the SL Investor on its behalf, and the other Parties shall be entitled to rely on any action taken, or confirmation or notice given, by the SL Investor as validly taken or given, as the case may be, by the Investor. Any obligations of the Investor under this Agreement shall be performed, and any costs of the Investor shall be borne, on a pro rata basis, based on the respective holdings of Shares (including the Convertible Preferred Shares on an As-Converted Basis) of the persons comprising the Investor from time to time.

2	EFFECTIVENESS

2.1	Clauses 5 to 9 (inclusive) and Clause 15.16 of this Agreement shall be conditional and take effect upon Closing. The remaining provisions of this Agreement shall take effect immediately.

2.2	In the event that the Merger Agreement is terminated without Closing occurring, this Agreement shall cease and be of no further effect.

3	CALCULATION OF WATERFALL AND REORGANISATION

3.1

Promptly following the delivery by GB Topco of the Estimated Closing Statement and by FPAC of the statement of Estimated FP Transaction Expenses pursuant to Section 2.16 of the Merger Agreement, the Investor shall calculate the entitlements of the Investor and the Managers pursuant to the Waterfall based on the Euro Equity Value determined in accordance with such statements and on the basis of such entitlements calculate the number of GB Topco Shares to be issued to each of the Investor and each Manager pursuant to the Reorganisation. Promptly after such calculation has been made the Investor shall notify the Management Representative of such entitlement of, and the corresponding number of GB Topco Shares to be issued to, each Manager. The Investor shall share with the Management Representative its working papers in connection with such calculations and the Management Representative shall be given a reasonable opportunity to comment and ask questions of the Investor with respect to such working papers and the Investor shall consider in good faith any comments made by the Management Representative.

3.2	The detailed steps to give effect to the Reorganisation shall be determined and executed by the Investor in its sole discretion, provided that the effect of the Reorganisation is that:

3.2.1	the price per GB Topco Share issued to each Manager and the Investor is the same and is calculated by reference to the Euro Equity Value;

3.2.2	each Manager receives, as legal and beneficial owner, the number of GB Topco Shares calculated pursuant to Clause 3.1; and

3.2.3

the Investor shall consider all reasonable steps to mitigate against any Employee Taxation as a result of the Reorganisation and the Management Representative shall be given a reasonable opportunity to comment and ask questions in connection therewith. Each Manager shall carry out all reasonable actions, give all instructions, execute, complete and deliver all documents reasonably necessary to effect the Reorganisation and, without prejudice to any separate power of attorney granted by each Manager from time to time, hereby irrevocably appoints, by way of security for the performance of his obligations under this Clause 3, Silver Lake to be his attorney or, failing which, his agent with authority in his name and on his behalf to carry out all actions, give all instructions, execute, complete and deliver all documents necessary to effect the Reorganisation.

3.3

The Parties agree that the Investment Agreement is terminated with effect from Closing and that from Closing this Agreement supersedes all prior agreements, understandings and statements, written or oral, between the parties with respect to the matters contemplated by this Agreement.

4	CONTRIBUTION OF SHARES IN THE TRANSACTION

4.1

Subject to Clause 4.2 and 4.3, each Manager shall contribute all his GB Topco Shares in the Transaction on the same terms as the SL Investor contributes (directly or indirectly) its GB Topco Shares. Each Manager shall receive the same proportion of his Consideration as Cash Consideration as the proportion of the SL Investor’s Consideration that it receives (directly or indirectly) as Cash Consideration (or would have received but for any adjustments as described in Clause 4.3).

4.2

Subject to the terms of the Deed of Adherence entered into by any Manager, if the SL Investor’s Cash Proportion is less than 30%, each Manager shall be entitled to elect for his Cash Proportion to be up to 30%. Such right shall be exercised on the Managers’ behalf by the Management Representative by notification to the Investor within 5 Business Days after the Investor gives written notice to the Management Representative that it expects a definitive proxy statement relating to the Transaction to be published by FPAC within the following 10 Business Days.

4.3

The Investor may agree pursuant to the Deed of Adherence entered into by any Manager that such Manager shall receive a higher proportion of his Consideration as Cash Consideration and a lower proportion of his Consideration as Stock Consideration. To the extent there is any increase in the Cash Consideration and decrease in the Stock Consideration received by one or more Managers pursuant to this Clause 4.3, there shall be a corresponding reduction in the Cash Consideration and increase in the Stock Consideration received by the Investor.

4.4

Following finalisation of the Closing Statement in accordance with Section 2.16(c) of the Merger Agreement, the Investor shall recalculate the entitlements of the Investor and the Managers pursuant to the Waterfall based on the Euro Equity Value determined in accordance with the Closing Statement (the “Final Waterfall Calculation”). The Investor shall instruct New Topco to issue the Adjustment Shares to the Investor and each Manager or to redeem Excess Shares from the Investor and each Manager, as applicable, in each case in such proportions as shall result in each of the Investor and each Manager receiving, in aggregate at Closing and following the application of Section 2.16(d) of the Merger Agreement, Consideration with a total value equal to its or his entitlement pursuant to the Final Waterfall Calculation.

4.5

Each Manager will be the beneficial owner of the Shares issued to him, which shall be held by such Manager subject to the terms of the Escrow Agreement, and shall be entitled to receive any dividends declared by the Company on such Shares (net of all fees and expenses payable by such Manager).

4.6

The number of GB Topco Shares issued to each Manager pursuant to the Reorganisation and the amount of Cash Consideration and number of Shares received by each Manager pursuant to the Transaction shall be disclosed in the Form F-4 published by the Company, to the extent and in the manner required by Applicable Law.

4.7

Each Manager shall be a party to the Shareholders Agreement (including the Lock-up) and the Registration Rights Agreement and shall execute the Shareholders Agreement, the Registration Rights Agreement and such other agreements and provide such information and documentation as may reasonably be required in connection with the Transaction. Each Manager, without prejudice to any separate power of attorney granted by each Manager to the Management Representative from time to time, hereby irrevocably appoints, by way of security for the performance of his obligation under this Clause 4.7, the Management Representative to be his attorney or, failing which, his agent with authority in his name and on his behalf to carry out all actions, give all instructions, execute, complete and deliver all documents necessary in connection with the Transaction in each case that are reasonably and customarily required. Neither the Investor or any of its Affiliates or representatives nor the Management Representative shall have any liability for or in respect of any Manager relating to his participation in the Transaction.

5	TRANSFERS OF SHARES

General prohibition on transfers

5.1	No transfer of any beneficial interest in any Share shall be made if this Agreement would not permit a transfer of the legal ownership of such Share.

5.2	Each Manager agrees that he will not, without the approval of the Investor:

5.2.1	effect a transfer of any of his Shares (including any grant or sale of any derivative interest in the same, as part of a hedge or otherwise), except a transfer in accordance with this Clause 5; or

5.2.2	create or allow to be created any Security Interest on or over or affecting any of his Shares.

Permitted transfers by Managers

5.3	The following transfers (which shall be at the cost of the transferor) by Managers are permitted under this Clause 5:

5.3.1	any transfer pursuant to and in accordance with Clause 3 or Clause 6;

5.3.2	any transfer required by Clause 7;

5.3.3

any transfer by a Manager (in consultation with the Board), for bona fide tax planning purposes, of any interests in Shares to a Family Member over the age of 18 or to a trustee of a Family Trust, provided that: (i) in all cases he retains voting control of such Shares; (ii) such transfer does not prejudice his creditworthiness or the performance of his obligations pursuant to this Agreement and (iii) such Shares remain subject to the Escrow Agreement to which the Manager is a party. If, following such a transfer, a person ceases for whatever reason to be a Family Member he shall immediately transfer all interests in the Shares back to the original transferor of such interests at the same price as that paid by such person on their initial receipt of the Shares transferred pursuant to this Clause 5.3.3. If such Family Member fails to transfer such interests in accordance with this Clause 5.3.3 within 5 Business Days of the date such person ceases to be a Family Member, then Clause 7.14 shall apply as if the Family Member was a Leaving Shareholder or Related Holder who fails to transfer the Transfer Shares in accordance with this Agreement; and

5.3.4

any transfer of interests in Shares by a Shareholder who is a trustee of a Family Trust to any person (being a Family Member of a Shareholder or of a former Shareholder who has previously transferred interests in some or all of his Shares in accordance with Clause 5.3.3) upon their becoming entitled to the same under the terms of that Family Trust or transfer of any interests in Shares to new trustees of such Family Trust upon a change in the trustees of such Family Trust, provided that such Shares remain subject to the Escrow Agreement to which the Manager is a party.

End of transfer restrictions

5.4	Clause 5 shall cease to apply (except in relation to Shares or interests in Shares which are in the process of being transferred) on the End Date.

Discretion to refuse to register a transfer

5.5

The Board may (unless such transfer was permitted pursuant to Clauses 5.3 or 6 or is carried out following the End Date) refuse to register the transfer of a Share provided the transferee is informed of the refusal as soon as practicable and in any event within 10 Business Days of the transfer being lodged with the Company and brought to the attention of the Board, provided that they shall not be obliged to provide such information if they suspect that the proposed transfer may be fraudulent.

New Shareholders

5.6	No transfer of interests in Shares shall be made pursuant to Clause 5.3.3 or 5.3.4 unless the transferee shall have first:

5.6.1	executed a Deed of Adherence in accordance with Clause 8; and

5.6.2	satisfied the Company’s requirements for KYC Information.

Consequences of Breach

5.7

In case of a breach by the Manager of the transfer restrictions in Clause 5 (Transfers of Shares) of this Agreement, such Manager shall be treated like a Bad Leaver and Clause 6.18 shall apply mutatis mutandis in relation to a Bad Leaver.

6	MANAGEMENT SELL-DOWN RIGHTS

6.1

Each Manager and the Management Representative agree not to exercise any discretion, make any election, give any notice to or enter into any communications with the Investor or take any other action pursuant to or in relation to any transaction contemplated by this Clause 6 at any time when he is restricted from dealing in the Shares by any Applicable Law.

Sell-Down Post Lock-up Period

6.2

Following the expiry of the Lock-up Period and until the End Date, each Manager shall, subject to Clauses 7.18 and 7.19, have the right, subject to the terms of this Agreement, subject at all times to Applicable Law, to sell up to his Sell-Down Entitlement in each Sell-Down. The fact that any Manager is restricted by Applicable Law from selling Shares in a Sell-Down shall not disqualify any other Manager from selling Shares in such Sell-Down, provided he can do so on the terms of this Agreement and in compliance with Applicable Law. The Investor shall use commercially reasonable endeavours to take those steps within its control such that no Sell-Down is executed at a time when the Group CEO and a majority of the Company’s Executive Committee are restricted by Applicable Law (excluding Applicable Laws relating to Black-out Periods or inside information which is solely dealt with in clause 6.9) from selling Shares in a Sell Down, provided that such Manager complies with his obligations in, and such Sell Down is otherwise transacted in accordance with, this Clause 6.

6.3

Each Manager hereby gives a standing instruction to sell on his behalf in each Sell-Down a number of Shares equal to his Sell-Down Entitlement, for the same price per Share as the Investor obtains for the Shares it sells as part of such Sell-Down (the “Standing Instruction”). At least 24 hours prior to (a) the launch of marketing of a Sell-Down, in the case of a Sell-Down effected by way of a marketed offering, or (b) any Sell-Down, in the case of a Sell-Down not effected by way of a marketed offering (in each case, unless such time period has been waived by the Management Representative, acting on behalf of the Managers, at his sole discretion), the Investor shall notify the Management Representative in writing (including by email) (the “Sale Notice”) of its intention to carry out a Sell-Down, including providing information with respect to the expected range of the number of Shares to be sold and the expected price range per Share to be achieved. Such Sale Notice shall be valid for a period of two weeks following the date of its receipt by the Management Representative.

6.4

The Management Representative may consult with the Managers and, within 24 hours of delivery of the Sale Notice (such period, the “Sale Notice Period”), may inform the Investor if any Manager wishes to reduce the number of Shares included in his Standing Instruction and, if so, the percentage of such Manager’s Sell-Down Entitlement that he wishes to sell (a “Sale Instruction”). Any such Sale Instruction shall be valid for any Sell-Down conducted within two weeks after the expiry of the Sale Notice Period, following which a Manager’s original Standing Instruction shall again apply. If no Sale Instruction is received in respect of a Manager, the Standing Instruction shall apply in respect of such Manager.

6.5

For the avoidance of doubt, any ongoing consultation of the Management Representative with any Managers shall not prohibit the Investor from selling after the expiry of the Sale Notice Period, at which time the Standing Instruction shall apply to any Managers in respect of whom the Management Representative has not given a Sale Instruction to the Investor.

6.6

The Investor and the Managers shall be subject to the same Lock-up terms and conditions. If the Investor is released from the Lock-up before the expiry of the Lock-up Period, then it will not be permitted to sell Shares except to the extent that: (a) the Managers are also released from the Lock-up or (b) the Investor’s aggregate Liquidity Proportion is less than the Managers’ aggregate Liquidity Proportion, in which case the Investor may, subject to Applicable Law, sell, transfer or hedge Shares provided the Investor’s Liquidity Proportion remains equal to or less than the Managers’ aggregate Liquidity Proportion.

Catch-up Sales

6.7

If and to the extent that, from time to time, the Managers’ aggregate Liquidity Proportion is lower than the SL Investor’s Liquidity Proportion, subject to Clauses 7.18 and 7.23, each Manager shall have the right, to be exercised by the Management Representative at his sole discretion pursuant to Clause 6.8, but subject to Applicable Law, to sell additional Shares (“Catch-up Shares”) provided that his Liquidity Proportion remains equal or less than the SL Investor’s Liquidity Proportion after giving effect to the sale.

6.8

If and for so long as the Managers have the right to sell Catch-up Shares pursuant to Clause 6.7, the Management Representative shall then be entitled, subject to Applicable Law and in accordance with the Registration Rights Agreement, to arrange an additional sale or sales in the market to allow the Managers to sell their Catch-up Shares (each a “Catch-up Sale”), provided that:

6.8.1	the Management Representative shall not be entitled to arrange more than two Catch-up Sales in total, regardless of whether every Manager participated in such Catch-up Sales;

6.8.2

no Catch-up Sale may occur (a) on a date falling less than three months after the most recent Sell-Down; (b) during any period in which the Investor is restricted from selling Shares pursuant to the Lock-up or any restriction contained in the documentation governing a previous Sell-Down; or (c) unless at least one Sell-Down has occurred since any previous Catch-up Sale;

6.8.3

the Management Representative shall give the Investor at least seven calendar days’ written notice (including by email) of a proposed Catch-up Sale, including the number of Shares proposed to be sold in and proposed date of such Catch-up Sale (taking into account the provisions of the Registration Rights Agreement); and

6.8.4

the Investor shall be entitled, at its sole discretion, subject to compliance with Applicable Law, to sell, as part of the Catch-up Sale, up to such number of Shares as represents the same proportion of its Shares (including Convertible Preferred Shares on an As-Converted Basis) held (directly or indirectly) immediately prior to such Catch-up Sale as the proportion the number of Shares to be sold in such Catch-up Sale by the Managers (in aggregate) represents of the Shares (including Convertible Preferred Shares on an As-Converted Basis) held by the Managers (in aggregate) immediately prior to such Catch-up Sale. The Investor may exercise such right by giving written notice (including by email) to the Management Representative within three calendar days of receipt of notice pursuant to Clause 6.8.3. In such case the number of each participating Manager’s Catch-up Shares may, at such Manager’s election, be increased (any additional Shares, the “Top-up Amount”) such that following the sale of such Shares and such sale of Shares by the Investor, the Managers’ Liquidity Proportion is less than or equal to the SL Investor’s Liquidity Proportion.

Execution of Sell-Downs and Catch-up Sales

6.9

The Investor shall not execute any Sell-Down and no Manager shall execute any Catch-up Sale, at any time during a Black-out Period (as defined in the Registration Rights Agreement) restricting any Manager from trading or during any period when the Investor or the Management Representative is otherwise in possession of inside information, other than (in the case of the Investor) at a time when (a) both the Investor and the Managers may do so in compliance with Applicable Law; or (b) there is no Director on the Board who was designated by the SL Investor for nomination by the Board as a Director and the Investor may execute a Sell-Down in compliance with Applicable Law.

6.10

Any Sell-Down shall be arranged and executed in all respects by the Investor and, to the extent applicable, in accordance with the Registration Rights Agreement. To the extent necessary to complete a Sell-Down, the Investor shall exercise the Managers’ rights to exchange their Convertible Preferred Shares for Common Shares pursuant to the Conversion Agreement. The Investor shall act in good faith to select appropriate broker(s) and/or third party financial advisor(s) and arrange and execute in all respects (including, to the extent applicable, in accordance with the Registration Rights Agreement) any Catch-up Sale in which it has elected to participate in accordance with Clause 6.8.4. If the Investor does not so elect to participate in such Catch-up Sale, or does not act in good faith in accordance with the previous sentence, the Management Representative shall act in good faith to select appropriate broker(s) and/or financial advisor(s) and arrange and execute (including, to the extent applicable, in accordance with the Registration Rights Agreement) such Catch-up Sale in compliance with Applicable Law.

6.11

The proceeds of any Sell-Down or Catch-up Sale shall be distributed by the broker or underwriter which conducts such Sell-Down or Catch-up Sale, net of broker fees, commissions and other costs and expenses, which shall be borne by all participants in such Sell-Down or Catch-up Sale pro rata to their gross proceeds of such Sell-Down or Catch-up Sale.

6.12

Each Manager’s participation in any Sell-Down or Catch-up Sale shall be subject to such Manager complying with his obligations in Section 6.13. Any Manager that does not comply with his obligations in Section 6.13 in a timely manner to allow for the Sell-Down or Catch-up Sale to occur without delay shall cease to be entitled to participate in, but neither the Investor nor any other Manager shall be prohibited from proceeding with, such Sell-Down or Catch-up Sale. Neither the Investor or any of its Affiliates or representatives nor the Management Representative shall have any liability (i) for or in respect of any Manager who participates in any Sell-Down or Catch-up Sale or (ii) to any Manager who is excluded from any Sell-Down or Catch-up Sale in accordance with this Clause 6.12 or as a result of any Applicable Law.

6.13

From time to time, the Investor may designate to the Management Representative one or more financial institutions (each such institution, a “Counterparty”) that could potentially serve as a counterparty in a future Sell-Down or Catch-Up Sale to be conducted by way of an accelerated bookbuild or other sale transaction (or series of connected sales) in the market arranged by the Investor (a “Trade”). Each Manager shall use his best endeavours to: (i) promptly satisfy each Counterparty’s client onboarding and maintenance requirements, including but not limited to promptly providing such information and promptly executing such agreements as each Counterparty reasonably requests according to its policies and procedures from time to time or in connection with a Trade, so that the Counterparty will permit such Manager to participate in a Trade involving such Counterparty and (ii) consult with the Investor regarding the progress of any onboarding and maintenance processes and promptly discuss in good faith any issues.

6.14	If any Manager (an “Excluded Manager”):

(a)	has complied in all respects (other than inadvertent and de minimis errors and omissions) with his obligations pursuant to Section 6.13;

(b)

has not, during the Sale Notice Period prior to a Trade (the “Applicable Trade”), given a Sale Instruction confirming that such Manager wishes to reduce the number of Shares included in his Standing Instruction to nil for the purposes of the Applicable Trade;

(c)	agrees in writing to abide by the same lockup imposed on the Investor and Managers who actually participate in the Applicable Trade; and

(d)	is nonetheless excluded by the Counterparty or Counterparties from the Applicable Trade,

then the Investor shall sell in the Applicable Trade an additional number of Shares equal to the aggregate number of Shares that all such Excluded Managers would have sold in the Applicable Trade and each Excluded Manager shall sell (such sale, the “True-Up”) and, to the extent in accordance with Applicable Law, the Investor shall buy a number of Shares from each Excluded Manager such that, when taking into account both the Applicable Trade and the True-Up, the SL Investor (indirectly) and the Excluded Managers will each have sold (in the case of the SL Investor, on a net basis) the same number of Shares (including Convertible Preferred Shares on an As-Converted Basis) they would have sold, respectively, had the Excluded Managers not been excluded from the Applicable Trade (subject to and taking into account any Sale

Instruction given by any Manager during the Sale Notice Period). The True-Up shall, by virtue of the provisions of this Agreement, be deemed to be executed simultaneously with execution of the Applicable Trade and settlement of the True-Up shall be conditional upon, and shall occur as soon as reasonably practicable after (but no later than 10 Business Days after), settlement of the Applicable Trade. The True-Up shall be on the same terms (including, to the extent reasonably required by the Investor, the Excluded Managers giving to the Investor such warranties, indemnities and undertakings as are given by the Investor for purposes of the Applicable Trade) and at the same price per Share (or, in the series of connected sales constituting the Applicable Trade, at the volume weighted average price per Share) as received by the Investor in the Applicable Trade, net of the fees, commissions and expenses per Share incurred by the Investor in such Applicable Trade. With respect to the above reference to Applicable Law in this Clause 6.14, the Investor warrants to each Manager that, based on facts and circumstances existing as at the date of this Agreement, it is not aware of any reason why it would not be possible to purchase the Shares pursuant to this Clause 6.14 in compliance with Applicable Law.

Hedging Transactions

6.15

If at any time the Investor intends to enter into any hedging transaction in respect of its Shares, it shall, subject to this Clause 6.15 and Clauses 7.18 and 7.19, permit the Managers to participate in such transaction at the same time and on the same terms. The terms of and procedures for each Manager’s participation in such transaction shall be as set out in Clauses 6.2 to 6.5 and Clauses 6.9 to 6.10 (each inclusive) as though references therein and in defined terms used therein to “a Sell-Down” or “selling in a Sell-Down” (or similar references) were references to such hedging transaction or participating therein. For avoidance of doubt, the Managers shall participate in a hedging transaction proposed by the Investor pursuant to the Standing Instruction except to the extent the Management Representative notifies the Investor pursuant to Clause 6.4 that any one or more Managers does not wish to participate. The Investor shall not conduct any hedging transaction at any time that any member of the Group’s Executive Committee is prevented or restricted, for any reason, from participating therein (provided that each such member has complied and continues to comply with his obligations in Clause 6.1). For the purposes of this Clause 6.15, a “hedging transaction” means any transaction involving a sale of any economic interest in a Share that does not involve a transfer of the legal ownership in such Share (including, without limitation, as part of a hedge or otherwise).

Co-Investor Transfers

6.16

Following any (direct or indirect) transfer of Shares which falls into limb (c) of the definition of “Excluded Transfer”, the Shares the subject of such transfer (including Convertible Preferred Shares on an As-Converted Basis) shall cease to form part of the SL Investor’s Pre-Sale Stake or be taken into account when calculating the SL Investor’s aggregate Liquidity Proportion in both the numerator and denominator of its constituent definitions and each Manager’s Sell-Down Entitlement and number of Catch-up Shares (as applicable) shall be calculated accordingly.

Escrow Arrangements and Power of Attorney

6.17

To the extent that any Manager sells Shares pursuant to and in accordance with this Clause 6, the Investor shall give the requisite instructions as required by the Escrow Agreement to facilitate such transfer(s), but shall not otherwise instruct the Escrow Agent under the Escrow Agreement to transfer any Manager’s Shares unless such Manager has consented in writing to such transfer. If the Investor acts in bad faith in not sending the requisite instructions as required by the Escrow Agreement to facilitate transfer(s) pursuant to a Catch-Up Sale arranged and executed by the Management Representative in accordance with Clause 6.10, the Company shall be entitled to give such instructions only to the extent such Catch-Up Sale has been executed in all respects in accordance with this Clause 6.

6.18

Each Manager, without prejudice to any separate power of attorney granted by each Manager to the Management Representative from time to time, hereby irrevocably appoints, by way of security for the performance of his obligations under this Clause 6, the Investor to be his attorney or, failing which, his agent with authority in his name and on his behalf to carry out all actions, give all instructions, execute, complete and deliver all documents necessary, including on his behalf under the Registration Rights Agreement and the Conversion Agreement, to effect the transfer of that Manager’s Shares to the extent such Shares are sold as part of a Sell-Down or Catch-up Sale pursuant to this Clause 6.

6.19

For the avoidance of doubt, if there is any conflict between this Agreement and the Registration Rights Agreement and/or the Conversion Agreement, the Parties agree that, as between themselves, this Agreement shall prevail and each Party shall procure that effect is given to this Agreement.

7	LEAVING SHAREHOLDER PROVISIONS

Leaving Shareholder required to transfer Shares

7.1

If a Manager becomes a Leaving Shareholder, the Company may, save in respect of a Good Leaver, (if so determined by a majority decision of the Board pursuant to Clause 7.24) within 30 days of the Relevant Date (the “Leaver Option Period”) deliver a Leaver Notice to the Leaving Shareholder and the Leaving Shareholder shall be bound to transfer the Transfer Shares specified in the Leaver Notice and shall be deemed to have served a Transfer Notice on the Relevant Date offering to transfer such Transfer Shares to the person(s) and at the price(s) specified in the Leaver Notice. Any dispute as to the price to be paid for the Transfer Shares shall not invalidate any Transfer Notice served or deemed to be served under this Clause 7.1 and the Leaving Shareholder shall remain bound to transfer his Transfer Shares. If the Company does not deliver a Leaver Notice on the Leaving Shareholder within the Leaver Option Period, the provisions of this Clause 7.1 shall no longer apply to such Leaving Shareholder. Clauses 7.2 to 7.15 inclusive describe the mechanics of transfer and the relevant valuation at which a transfer pursuant to this Clause 7.1 will be effected (if a Leaver Notice is delivered on the Leaving Shareholder).

Determination of contents of the Leaver Notice

7.2

The Board shall determine within 30 days of the Relevant Date: (i) that a Leaving Shareholder is a Good Leaver or a Bad Leaver (and may do so without such determination having been agreed with the Leaving Shareholder or otherwise determined by any third party (including any court or tribunal)) and the price payable for the Transfer Shares pursuant to Clauses 7.4 to 7.5 (inclusive), as applicable; and (ii) the person(s) which may include the Company to which Transfer Shares are to be transferred in the Leaver Notice.

7.3

If the Board does not determine within 30 days of the Relevant Date that a Leaving Shareholder is a Bad Leaver, the Leaving Shareholder shall automatically be deemed a Good Leaver unless and until otherwise reclassified as a Bad Leaver in accordance with Clause 7.7.

Good Leaver

7.4

For the avoidance of doubt, a Good Leaver shall not be subject to compulsory sale provisions in this Section 7 (Leaving Shareholder Provisions) and they shall continue to be entitled to sell their Shares in accordance with the terms of this Agreement on the same terms as the remaining Managers.

Bad Leaver

7.5	In the case of a Bad Leaver, the amount payable for the Transfer Shares shall be:

(a)	for 50% of the Transfer Shares, the lower of:

(i)	Fair Value; and

(ii)

the actual value of the Shares on an Exit, which shall be determined based on the aggregate proceeds received for Shares sold directly or indirectly by SL Investor on or following the Relevant Date until and including the Exit divided by the aggregate number of Shares sold directly or indirectly by SL Investor during such period; and

(b)	for the remaining 50% of the Transfer Shares, the lower of:

(i)	Fair Value; and

(ii)	the Cost per Share.

7.6

For avoidance of doubt, no Manager shall be required to repay any amount received by such Manager as proceeds of a Sell-Down or Catch-up Sale completed before such Manager became a Leaving Shareholder or the Relevant Date in respect of such Manager otherwise occurred.

Re-classification of Leaving Shareholders

7.7	The Board may:

7.7.1

determine to designate a Leaving Shareholder as a Good Leaver or allow that individual to retain some or all of the Transfer Shares (subject always to Clause 7.12), regardless of the circumstances surrounding his ceasing to be an employee and/or director of a member of the Group, provided that the Board has determined that such classification would not be in breach of Applicable Law, including, if applicable, the Ordinance Against Excessive Compensation; and

7.7.2

in respect of a Leaving Shareholder who, at any time during the Non-Compete Period, breaches any of his obligations under Clause 9 (Protection of Goodwill) or any similar restrictive covenant in favour of any member of the Group in any material respect, determine to designate such Leaving Shareholder a Bad Leaver regardless of the circumstances surrounding his ceasing to be an employee and/or director of a Group Company (a “Re-classified Bad Leaver”), and Clauses 7.1 to 7.6 (inclusive) shall apply as if references therein to the Relevant Date were references to the date of such designation by the Board.

7.8	If, at any time, a Leaving Shareholder becomes a Re-classified Bad Leaver, without prejudice to any other rights or remedies which any member of the Group may have, the Re-classified Bad Leaver shall:

7.8.1	not be entitled to receive any portion of the Good Leaver Excess Amount; and

7.8.2

if required to do so in writing by the Board, immediately pay the amount of the Good Leaver Excess Amount (to the extent already paid to such Re-classified Bad Leaver) to the Company (or to such other person(s) as the Board may nominate) together with interest on any Good Leaver Excess Amount (to the extent paid to such Re-classified Bad Leaver) which shall accrue at the annual rate of 10% from (and including) the date any such Good Leaver Excess Amount has been received by the Re-classified Bad Leaver to (and including) the date of payment pursuant to this Clause 7.8.2.

Payment for and validity of transfer of Transfer Shares

7.9

Any dispute as to the price to be paid for the Transfer Shares shall not invalidate any Transfer Notice served or deemed to be served but the Transfer Shares shall remain in escrow subject to the Escrow Agreement pending resolution of such dispute, at which time the Transfer Shares shall be transferred in accordance with such Transfer Notice.

7.10

Subject to Clause 7.11, all amounts payable to a Leaving Shareholder pursuant to this Clause 7 shall be paid upon the completion of the transfer of the Transfer Shares (provided that, if the Company is the transferee, the Board has determined acting reasonably at the relevant time that the Company has sufficient available reserves and cash available to pay for such Transfer Shares and such payment would not breach the restrictions on the Company acquiring its own shares pursuant to Article 659 of the Swiss Code of Obligations) or, where the Company has insufficient available reserves and cash available to pay for such Transfer Shares and/or such payment would breach such restrictions, such amounts shall be paid to the Leaving Shareholder (provided always that such payment is permitted under the terms of the Financing Documents) as soon as the Board determines (acting reasonably) that the Company has sufficient available reserves and cash to pay for such Transfer Shares and such payment would not breach the restrictions the Company acquiring its own shares pursuant to Article 659 of the Swiss Code of Obligations, unless the Leaving Shareholder is dismissed for Misconduct whereupon the Board may, at its discretion, determine that such payment shall be made on the Leaver Provisions Expiry Date whereupon it shall be deemed to be deferred consideration until payment. The obligation of the Company to pay the amounts due to a Leaving Shareholder pursuant to this Clause 7 are subject to Applicable Law, including, if applicable, the Ordinance Against Excessive Compensation.

7.11

Any payment made pursuant to Clause 7.5 and any amounts not yet paid to a Leaving Shareholder pursuant to this Clause 7 as a result of the Board determining that the Company did not have sufficient available reserves and cash to pay for the Transfer Shares pursuant to Clause 7.12, shall be made upon an Exit and shall be deemed to be deferred consideration (subordinated to all other debts of the Company) until payment.

Rights attaching to Transfer Shares

7.12

Notwithstanding any other provision in this Agreement and subject always to the Board deciding otherwise, a Leaving Shareholder upon whom a Leaver Notice is served shall, on the Relevant Date and provided he retains the Transfer Shares, have all the rights of, and rank pari passu with, the other holders of the same category of Shares save that he is not entitled to receive any dividend or other distribution declared, made or paid on or after the Relevant Date, such dividend or distribution to be held instead by the Company on trust for the transferee of such Shares and to be paid to the transferee on transfer or as the Company may otherwise agree in writing. If the Board decides not to serve a Leaver Notice on a Leaving Shareholder, then such Leaving Shareholder shall retain all the rights of, and rank pari passu with the other holders of, the Shares.

Transfer of Transfer Shares

7.13

Each Manager acknowledges that the Company shall, and shall be entitled to, give the requisite instructions as required by the Escrow Agreement to facilitate any transfer of Transfer Shares in accordance with this Clause 7, but the Company agrees that it shall not otherwise instruct the Escrow Agent under the Escrow Agreement to transfer any Manager’s Shares unless such Manager and the Investor have consented in writing to such transfer. Any notice given by the Company pursuant to this Clause 7.13 shall be copied to the Investor.

7.14	The following provisions apply to a Leaving Shareholder prior to the transfer of his Transfer Shares pursuant to this Clause 7:

7.14.1

the Leaving Shareholder shall consent to, vote for, raise no objections to and waive any applicable rights in connection with the Transfer Shares and shall be required to take all lawful actions with respect to the Transfer Notice as are required by the Directors or the Escrow Agent to facilitate the transfer of the Transfer Shares;

7.14.2	the Company may hold any purchase money due to the Leaving Shareholder in trust for such Leaving Shareholder (without any obligation to pay interest) pending the transfer of the Transfer Shares;

7.14.3

the Leaving Shareholder shall not be entitled to receive any dividend or other distribution or other payments on the Transfer Shares declared, made or paid on or after the date of the Transfer Notice, such dividend or distribution or other payments on the Transfer Shares to be held instead by the Company on trust for the transferee of such Transfer Shares and to be paid to the transferee on transfer or as the Company may otherwise agree in writing; provided that if: (i) the Leaver Option Period expires and a Leaver Notice has not been served by such time or (ii) a Leaver Notice is served which specifies a number of Transfer Shares which is less than the total amount of such Leaving Shareholder’s Leaver Equity, then such Leaving Shareholder shall, at such time, regain such entitlement in respect of his Leaver Equity, as provided for pursuant to this Agreement, to the extent it does not constitute Transfer Shares and shall be entitled to receive any payment held by the Company on trust in respect of such Leaver Equity to the extent it does not constitute Transfer Shares;

7.14.4	the Company shall give the requisite instructions as required by the Escrow Agreement to facilitate any transfer of the Transfer Shares in accordance with this Clause 7; and

7.14.5	the terms of Clause 7.17 will apply, without prejudice to the foregoing.

7.15

The Shareholders acknowledge and agree that the authority conferred under Clause 7.14 is necessary as security for the performance by any Shareholder to whom this Clause applies of his obligations under this Agreement.

7.16

Each Manager undertakes to the Company that if, pursuant to this Agreement, any person is required to transfer any Shares to which the Manager is beneficially entitled, he shall transfer all beneficial interest in such Shares (as applicable) free and clear from all encumbrances to the relevant transferee at the same time as the transfer of the legal interest in such Shares is completed, and each Manager undertakes to execute all such agreements, deeds and other documents as are necessary to effect such transfer.

7.17	Upon a Manager becoming a Leaving Shareholder:

7.17.1

immediately upon the Company having served a Leaver Notice in accordance with Clause 7.1, the Leaving Shareholder and his Related Holders shall waive and release and, for the avoidance of doubt, the Leaving Shareholder and their Related Holders hereby undertakes irrevocably (but subject to this Clause 7.17) not to exercise any of the rights attached to the Leaver Equity, other than in the case of voting required under the Shareholders Agreement, (including, without limitation, the right to vote, the right to distributions declared after the date he becomes a Leaving Shareholder and the right to information) other than the right to receive the payment price for such Shares pursuant to this Agreement and the right to receive any declared but unpaid dividend;

7.17.2	to the extent applicable, the Leaving Shareholder shall immediately resign and be deemed to have resigned from any board position of any Group Company; and

7.17.3

immediately upon the Board having served a Leaver Notice in accordance with Clause 7.1, the Leaving Shareholder and his Related Holders (if relevant) will execute and/or deliver such documents as the Company reasonably requires to implement the transfer (the “Transfer Documents”) provided that (other than giving warranties as to title to the Leaver Equity) he shall not be subject to any more obligations than those necessary to transfer the Leaving Shareholder’s interest in the Leaver Equity.

7.18

Subject to Clause 7.19, a Leaving Shareholder that is a Bad Leaver shall not have the right to sell up to his Sell-Down Entitlement in each Sell-Down pursuant to Clause 6.2, to sell Catch-up Shares pursuant to Clauses 6.7 and 6.8 or to participate in a hedging transaction pursuant to Clause 6.15:

7.18.1	if a Leaver Notice has been served on such Leaving Shareholder pursuant to Clause 7.1; or

7.18.2	a Leaver Notice has not yet been served but the Leaver Option Period has not yet expired.

7.19

If a Leaver Notice has been served on a Leaving Shareholder which specifies a number of Transfer Shares which is less than the total amount of such Leaving Shareholder’s Leaver Equity, such Leaving Shareholder shall retain his rights pursuant to Clauses 6.2, 6.7 and 6.8 in respect of his Leaver Equity which is not subject to the Leaver Notice.

7.20

Upon the transfer of Leaver Equity in accordance with this Agreement, any and all rights attached to the Leaver Equity shall be deemed to transfer to the transferee. The compensation for the waiver, release and deemed transfer of such rights shall be deemed to have been included in the price to be paid to the Leaving Shareholder in accordance with this Agreement.

Further assurances in respect of transfers

7.21

Subject to the other provisions of this Clause 7, each Manager shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate each transfer to which he or his Related Holders are a party pursuant to this Clause 7 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the relevant Parties.

7.22

Each Manager, without prejudice to any separate power of attorney granted by each Manager from time to time, hereby irrevocably appoints, by way of security for the performance of his obligations under this Clause 7, the Company to be his attorney or, failing which, his agent with authority in his name and on his behalf to carry out all actions, give all instructions, execute, complete and deliver all documents necessary to effect the transfer of that Manager’s Leaver Equity (or an amount thereof) if a transfer of that Manager’s Leaver Equity is required pursuant to this Clause 7.

Expiry of Provisions

7.23

The provisions of Clause 7.1 to Clause 7.22 (inclusive) shall cease to apply after the Leaver Provisions Expiry Date except that any Leaving Shareholder who resigns from his employment and did not give the requisite notice as determined by his Service Agreement shall be deemed a Bad Leaver and the provisions of Clause 7.1 to Clause 7.22 (inclusive) shall apply to such Leaving Shareholder in accordance with their terms regardless of whether such notice was given or resignation occurred prior to or after the Leaver Provisions Expiry Date.

Board Decision-Making

7.24

Any decisions or determination of the Board for the purposes of this Clause 7 shall be taken by way of the approval of a simple majority of those members of the Board participating in such decision or determination. The Management Representative and any other Manager who is on the Board from time to time shall be recused from and take no part in any and all discussions and determinations relating to the provisions of this Clause 7 and any action taken by the Company hereunder.

8	DEED OF ADHERENCE

No transfer without a Deed of Adherence

8.1

A person (who is not already a Party) acquiring any interest in Shares pursuant to Clause 5.3.3 or 5.3.4 or pursuant to limb (a) of “Excluded Transfer” must enter into and deliver to the Board a Deed of Adherence in a legally binding manner and a Party transferring any such interest Shares shall procure that the transferee (if not already a Party), by the time of transfer, enters into and delivers a Deed of Adherence.

Designation as Manager or Investor

8.2

A person (other than a Manager) who enters into a Deed of Adherence because that person acquires Shares from the Investor (or its nominee) pursuant to an Excluded Transfer must be designated by the Deed of Adherence as an Investor. A person (other than the Investor) who enters into a Deed of Adherence because that person acquires Shares from a Manager or such Manager’s permitted transferee under Clause 5.3.3 must be designated in the Deed of Adherence as a Manager.

Benefit and burden of Agreement

8.3

A person who has entered into a Deed of Adherence pursuant to this Agreement has the benefit of, and is subject to the burden of, all the provisions of this Agreement as if that person is a Party in the capacity designated in the Deed of Adherence, and this Agreement shall be interpreted accordingly.

8.4

Without limiting the general nature of Clause 8.3, a person designated as an Investor in a Deed of Adherence is entitled to the benefit of all representations, warranties and undertakings given to the Investor in or pursuant to this Agreement provided that nothing in this Clause 8.4 is construed as requiring a Party to perform again an obligation or discharge again a liability already performed or discharged or entitling a Party to receive again a benefit already enjoyed or as increasing any liability of a Party.

9	PROTECTION OF GOODWILL

9.1	Each Manager undertakes to the Company (for itself and as trustee for each other Group Company) and (as a separate undertaking) to the Investor that:

9.1.1

for so long as he is employed by or engaged as a consultant to or director of the Company or any other Group Company he will, during normal business hours and such other hours as may be reasonably required, devote his full time and attention to the business of the Group and will use all reasonable endeavours to develop the business and interests of the Group and will use all reasonable endeavours to procure that such business is developed and expanded through the Group and shall not, without the approval of the Board, be concerned with, engaged or interested in, any other business whether or not in competition with any business carried on by the Group;

9.1.2

he or she will not, directly or indirectly, at any time prior to, nor during the period of 24 calendar months from the Relevant Date (with the exception of the Group CEO, for whom the period shall be 36 months) (the “Non-Compete Period”):

(a)	solicit or entice away, or endeavour to solicit or entice away, or cause to be solicited or enticed away from the Company or any other Group Company; or

(b)	employ or engage, or endeavour to employ or engage or causing to be employed or engaged,

any person who was at the Relevant Date, or who at any time during the period of 12 calendar months prior to the Relevant Date had been, an employee of or consultant to the Company or any other Group Company (and with whom the Manager had dealings (other than in a de minimis way) during such 12 calendar month period) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this Clause 9.1.2 shall not apply to any employee or consultant engaged in a non-managerial or purely administrative role;

9.1.3

he or she will not, directly or indirectly, in any jurisdiction where the group has material revenues from time to time (to the extent he has been involved, other than in a de minimis way, with the activities of the Group in such geographies) at any time during the period of 24 calendar months from the Relevant Date (with the exception of the Group CEO, for whom the period shall be 36 months):

(a)	engage in; or

(b)	be concerned or interested in,

any business carried on in competition or will or is likely to compete with the Business or any other activities of the Company or any other Group Company with which he was associated at any time during the period of 12 calendar months prior to the Relevant Date; and

9.1.4	he or she will not, directly or indirectly, at any time during the period of 24 calendar months from the Relevant Date (with the exception of the Group CEO, for whom the period shall be 36 months):

(a)

solicit the custom of or seek to do business with or deal with any customer or supplier to the Company or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date so as to compete with or harm the goodwill of the Company or any other Group Company during such period or in any other way interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Group Company from such a supplier;

(b)

interfere (or endeavour to interfere) with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any customer or supplier or the relations between the Company and/or any Group Company and any such customer or supplier; or

(c)

be employed by or provide consultancy services to any major customer of the Company and/or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date.

9.2

Nothing contained in Clause 9.1 shall prevent any Manager from being the holder or beneficial owner, by way of bona fide personal investment, of any class of Shares in any company if such class of Shares is listed, or dealt in, on a Recognised Investment Exchange provided that he (together with his Family Members) neither holds nor is beneficially interested in more than a total of 5% of any single class of the Shares in that company and is in compliance with Clause 9.1.

9.3	Each of the Managers agrees that:

9.3.1

if at any time during the time he is employed by or engaged as a consultant to or director of the Group, two or more Managers or any three or more employees or consultants of the Group (such three including, for the avoidance of doubt, any Manager(s)) shall have left the employment of the Group or ceased to provide services to the Group in order to work for or provide services to a competitor of the Group or otherwise, the Manager will not, at any time when the Investor holds any Shares, be employed or engaged in any way with such persons;

9.3.2

he or she will not, directly or indirectly, make or publish or otherwise communicate any disparaging or derogatory statement in writing or otherwise which is intended to or which might be expected to damage or lower the reputation of the Group or the Investor, any customer/supplier, any agent/representative, any investor/finance provider or any director, officer or employee of any such entity; and

9.3.3	any breach by a Manager of this Clause 9 will entitle such Manager’s employer to summarily dismiss him from his employment whereupon such individual shall be treated as a Bad Leaver.

9.4

Each of the undertakings contained in Clause 9.1 and 9.3 is a separate undertaking by each Manager in relation to himself and his interests and shall be enforceable by the Company and/or any other Group Company and/or the Investor separately and independently of their rights to enforce any one or more of the other covenants contained in Clauses 9.1 and 9.3. Each Manager (having taken independent legal advice) acknowledges and agrees that the undertakings contained in Clause 9.1 and 9.3 are reasonable and necessary for the protection of the legitimate interests of the Investor, the Company and any other Group Company and that these restrictions do not work harshly on him. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions and/or modifications as may be necessary to make it valid and enforceable.

9.5	For the purposes of Clause 9.1:

9.5.1

the “Relevant Date” shall mean the date on which the Manager ceases to be employed by any Group Company or if earlier, the date of exercise of any Group Company’s right under the relevant Manager’s Service Agreement to put that Manager on garden leave or the date on which any Group Company (as applicable) gave such Manager notice of termination or the date on which the Manager gave notice of termination to any Group Company; and

9.5.2

“directly or indirectly” shall mean the Manager acting either alone or jointly with or on behalf of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

10	MANAGERS’ TAXATION

10.1

Unless otherwise agreed with the consent of the Board, the following provisions shall apply as regards the Shares or shares or other securities in, or loan notes issued by, any member of the Group (together, “Relevant Securities”) held by any of the Managers (or any persons to whom Shares are transferred under Clause 5.3.2 or 5.3.3) who are resident in the United Kingdom, United States of America or any other jurisdiction:

10.1.1

each such Shareholder (an “Electing Shareholder”) who acquires Relevant Securities (whether that date is prior to, on or after Closing), hereby undertakes that to the extent an election is available to be made by him, and if so directed by the Company or any member of the Group, he shall enter into an election with his employing company pursuant to section 431(1) ITEPA (or any substantially similar election in any jurisdiction outside the United Kingdom other than an election under section 83(b) of the United States Internal Revenue Code, in the form prescribed by the relevant Tax Authority (the “Election”)) no later than 14 days after the acquisition of such Relevant Securities or such shorter period as the relevant Taxation Authority may direct; and

10.1.2

each Electing Shareholder shall provide to the Company (or his employer member of the Group if different) such information as it shall reasonably require for the purposes of fulfilling its obligations under this Clause 10.

10.2

Each Manager or any person to whom Relevant Securities are transferred under Clause 5.3.2 or 5.3.3 who, at the date he acquires any Relevant Securities (whether that date is prior to, on or after Closing), is subject to taxation in the United States (regardless of his place of residency) (a “US Electing Shareholder”) hereby undertakes that he shall timely make and cause to be filed with the United States Internal Revenue Service an election under Section 83(b) of the United States Internal Revenue Code (the “US Election”) with respect to such Relevant Securities no later than 30 days after the acquisition of such Relevant Securities.

10.3	Each such US Electing Shareholder shall timely provide to the Company (or his employer member of the Group if different) a copy of such US Election referred to above.

10.4	In any case where any member of the Group is obliged to withhold and remit amounts of any Employee Taxation as a result of or in respect of the following:

10.4.1	the acquisition of the legal and/or beneficial ownership of and/or interest in Relevant Securities by a Manager or by any person under Clause 5.3.2 or 5.3.3; or

10.4.2

any action, event or thing done following the acquisition of Relevant Securities, including the disposal of the Relevant Securities which gives rise to a liability in respect of the Relevant Securities of a Manager or of any person to whom Shares have been transferred pursuant to Clause 5.3.2 or 5.3.3, such company may recover the Employee Taxation from the Shareholder in question in such manner as the Investor shall think fit and (without limitation to the generality of the foregoing) each such Shareholder agrees that such company may, to the extent possible, recover the Employee Taxation via deductions from salary for the relevant period and, to the extent that such deductions are insufficient to cover the Employee Taxation, the Shareholder shall pay to such company the balance.

10.5

Each Manager hereby irrevocably and unconditionally indemnifies and holds harmless any Group Company from and against any New Security Tax Liability incurred by any Group Company and pledges his holdings of Relevant Securities as security therefor, such that any Manager may be required by the board of the Company to forfeit some or all of such investment, at Fair Value, in order to satisfy (in whole or in part) his obligations in this regard from time to time.

The “New Security Tax Liability” shall be the total Employee Taxation arising as a consequence of, or in connection with, the acquisition of, holding or disposal of Relevant Securities by the relevant Manager, or the transfer of such Manager’s Shares, including under Clause 3, 4, 5.3.2, 5.3.3, 6 or 7.

11	CONFIDENTIALITY

11.1	Notwithstanding any other provision of this Agreement but subject to Applicable Law, the Investor shall be entitled at all times:

11.1.1

to consult freely about the Group and its affairs with, and to disclose Confidential Information to, the Group’s auditors, lenders and proposed lenders or with or to any other Investor, such other Investor’s Affiliates or any proposed investor (directly or indirectly) in the Company or any other person on whose behalf it is investing in the Company (or with or to any of its or their professional advisers), provided that it has been agreed in advance by the Management Representative, Chief Executive Officer, Chief Financial Officer, General Counsel, or a majority of the Board members of the Company, that the Investor can consult with and/or disclose Confidential Information to such person. Nothing herein shall restrict any individual Director (whether or not affiliated with the Investor) from taking any action reasonably advisable in his or her good faith estimation to fulfil his or her fiduciary duties to the Company and in compliance with Applicable Law; and

11.1.2	for the purposes of facilitating a Sell-Down, to disclose any Confidential Information to any proposed purchaser, underwriter, sponsor or broker,

and, in each case, subject to the relevant Investor or such Investor’s Affiliates using its reasonable commercial endeavours to (i) procure that any such recipient is made aware that it is Confidential Information and agrees to treat it accordingly, or (ii) in the case of a disclosure to a Fund (where compliance with obligations set out in this Clause 11 (Confidentiality) would result in a breach of such Fund’s constitutional documents), make clear to the recipient that such Confidential Information is confidential, and the Company and the Managers agree with the Investor for themselves and as trustees for the persons to whom Confidential Information may be disclosed under this Clause 11.1 to waive any claim for breach of confidence in respect of any disclosure of Confidential Information made by an Investor in compliance with this Clause 11.1.

11.2

Subject to Clause 11.1, each Party shall in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for his own or any other person’s benefit or to the detriment of any Group Company any Confidential Information, provided that:

11.2.1	such obligations shall not apply to information which becomes generally known (other than through a breach by any Party of this Clause 11.2);

11.2.2	such confidentiality obligations shall not apply to the disclosure of Confidential Information:

(a)

which is required to be disclosed by law, by a rule of a listing authority or stock exchange to which the disclosing party is subject or submits or by a governmental authority, or other authority with relevant powers to which the disclosing party is subject or submits, or for tax or accounting purposes, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable and legally permissible, be made after consultation with the other Parties after taking into account such other Parties’ reasonable requirements as to its timing, content and manner of making or despatch;

(b)

to an adviser for the purposes of advising in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that the confidentiality obligations under this Clause 11 applies to the disclosure by the adviser;

(c)

to any member of the Group or the Institutional Investor Group or any Affiliate thereof, to any investor or potential investor (whether direct or indirect) in the Investor or the Group or to any adviser, manager, limited or general partner of such undertaking including, for the avoidance of doubt, to the Institutional Investors and any Affiliate thereof;

(d)

to a manager, director, officer, employee or agent of the Group or any member of the Institutional Investor Group or any Affiliate thereof whose function requires him to have the relevant Confidential Information;

(e)	to the auditor of any member of the Group or of any member of the Institutional Investor Group or any Affiliate thereof;

(f)

to any actual or potential providers of finance to the Group and/or the Institutional Investor Group and/or for the refinancing of any of the funding provided by any such finance providers provided that such disclosure is on the basis that this Clause 11 applies to any disclosure by any such person;

(g)	to the extent that the information has been made public by, or with the consent of, the other party; or

(h)	by any employee of or consultant to any Group Company from disclosing information in the proper performance of his duties as an employee or consultant.

11.3

All records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of, any Manager relating to the business or affairs of any Group Company and all rights in such records, papers, documents and data shall be deemed to be the property of that Group Company and, other than (if he is Good Leaver) the information he would have been entitled to receive as a Good Leaver under, all such items shall be delivered to the relevant Group Company upon and by a Manager ceasing to be employed by or a director or consultant of any Group Company and not being immediately thereafter employed by or a consultant or director of any other Group Company.

11.4

The Managers hereby consent to the processing of their personal data, including sensitive personal data (as such terms are defined in the General Data Protection Regulation), in whatever form held, by any Investor and their Affiliates for the following purposes:

11.4.1	conducting due diligence;

11.4.2	evaluating an investment in the Company or any other Group Company;

11.4.3	facilitating an acquisition by the Company or any other Group Company of another company or business;

11.4.4	facilitating any sale or transfer of Shares; and/or

11.4.5	compliance with applicable laws, regulations and procedures.

12	ANNOUNCEMENTS

No Party shall (without the approval of the Board or the Investor) issue any press release or make any public statement or publish any document or otherwise make any disclosure to any person who is not a Party to this Agreement at any time relating to any of the matters provided for or referred to in this Agreement or any ancillary matter. This Clause 12 shall not apply to any announcement or disclosure required by law or by any competent judicial or regulatory authority or by the rules of, or any agreement with, the New York Stock Exchange (in which case the Parties shall co-operate, in good faith, in order to agree the content of any such announcement, so far as practicable, prior to its being made).

13	THE ARTICLES

13.1

If the provisions of the articles of association (or other constitutional documents) for the time being of any Group Company conflict with the provisions of this Agreement then, during such period, the Parties agree that the provisions of this Agreement shall prevail and the Parties shall procure that the provisions of the relevant articles of association (or other constitutional documents) are amended, as soon as reasonably practicable, to the extent permitted by applicable laws and regulations so as to comply with the provisions of this Agreement.

13.2

The Parties hereby agree that, in the event of a dispute relating to any matter contained both in the articles of association (or other constitutional documents) for the time being of any Group Company and in this Agreement, any claim relating thereto shall be made first pursuant to this Agreement and not pursuant to the applicable articles of association.

14	DURATION

14.1

Without prejudice to the accrued rights of any Party and save in respect of the provisions of this Clause 14 and Clauses 1 (Definitions and Interpretation), 10 (Managers’ Taxation), 11 (Confidentiality), 12 (Announcements) 15 (General), 16 (Notices) and 18 (Applicable law and jurisdiction) this Agreement shall cease and terminate on the End Date.

14.2

Without prejudice to the accrued rights of any Party and save in respect of the provisions of this Clause 14 and Clauses 1 (Definitions and Interpretation), 9 (Protection of Goodwill), 10 (Managers’ Taxation), 11 (Confidentiality), 12 (Announcements) 15 (General), 16 (Notices) and 18 (Applicable law and jurisdiction), this Agreement shall cease and terminate, with respect to the rights and obligations of any Party, on such Party (and, in the case of an Investor or any person to which Shares have previously been (directly or indirectly) transferred pursuant to limb (a) of “Excluded Transfer”) ceasing to hold Shares or ceasing to be the beneficial owner of Shares provided that:

14.2.1	such Party shall have first complied with its obligations under Clause 3.3 (Transfers of Shares) (and the transferee shall, if appropriate, have entered into a Deed of Adherence); and

14.2.2	this Clause 14.2 shall not apply to any Manager for so long as he remains an employee of any Group Company or continues in his office as a director of any Group Company.

14.3

Without prejudice to the accrued rights of any Party and save in respect of the provisions of this Clause 14 and Clauses 1 (Definitions and Interpretation), 11 (Confidentiality), 12 (Announcements) 15 (General), 16 (Notices) and 18 (Applicable law and jurisdiction), this Agreement shall cease and terminate, with respect to the rights and obligations of Holdco, upon the occurrence of a Qualifying Event (as defined in the investor agreement relating to Holdco between, among others, Silver Lake, Partners Group and Holdco dated on or around the date hereof).

14.4

Within five calendar days after the termination of this Agreement in accordance with Clause 14.1, Silver Lake and the Company shall give notice to the Escrow Agent confirming that termination of this Agreement has occurred.

15	GENERAL

Entire agreement

15.1

This Agreement (together with any documents referred to herein or entered into pursuant to this Agreement) contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document. Each of the other Parties acknowledges that he is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of any other Party other than as expressly contained in this Agreement, provided that nothing in this Clause shall exclude any Party from liability for fraudulent misrepresentation.

15.2	This Agreement shall not be construed as creating any partnership or agency relationship between any of the Parties.

Variations and waivers

15.3

A variation of or amendment to this Agreement (other than Clause 7) is only valid if it is in writing and signed by or on behalf of the Investor and the Management Representative and, in the case of Clause 7, a variation or amendment is only valid if it is in writing and signed by or on behalf of the Company, the Investor and the Management Representative.

15.4

No failure or delay by any Investor or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

15.5

No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

15.6

Any waiver, release or compromise or any other arrangement of any kind whatsoever which a Party gives or enters into with any other Party in connection with this Agreement shall not affect any right or remedy of any Party as regards any other Parties or the liabilities of any other such Parties under or in relation to this Agreement.

Assignment

15.7	Subject to Clause 15.8, no Manager shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the approval of the Board.

15.8	Any Investor may assign all or any of its rights under this Agreement to any person to which it has transferred Shares pursuant to an Excluded Transfer.

Counterparts

15.9	This Agreement may be executed as two or more counterparts and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement.

Further assurance

15.10

Each Party shall (and shall procure that their respective nominees shall) do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the terms of this Agreement and each Manager shall at all times use and exercise the votes that they control (which shall be deemed to include all votes held by any of their respective connected persons) at both general meetings and/or Board meetings to ensure the maintenance and observance of the terms of this Agreement.

15.11

If a general meeting is requested by the Investor or a Board meeting is called by an Investor Director to consider any resolution(s) required by the Investor or an Investor Director consistent with the terms of this Agreement, each of the Managers shall procure (so far as they are able) that such meetings are, if requested by the Investor, held on short notice and each of the Managers irrevocably appoints an Investor Director as his attorney to grant such consent on his behalf and in his name to any meeting being held on short notice and, if required, will ratify such action or signature by such Investor Director.

15.12

To the extent that any document required to be signed by a Manager in relation to the Transaction is signed under a power of attorney, then the Investor can require, on written notice, that such document be signed by the relevant Manager and be delivered to the Company no later than 10 Business Days following Closing.

Holding Out

15.13

Each of the other Parties agrees with the Investor that, other than factual statements as to shareholding, he or she will not hold out any Group Company as being connected in any way with the Institutional Investors or the Investor, any member of an Institutional Investor Group or any Affiliate thereof.

Managers’ confirmation

15.14	Each of the Managers acknowledges and agrees with the Investor that in relation to the transactions contemplated by this Agreement:

15.14.1

he has entered into such transactions entirely on the basis of his/its own assessment of such transactions and of the risks and effect thereof and of any separate advice which he may have received from any person (other than the Institutional Investors and the Investor) and not on the basis of any information provided to him/it by, or any advice received from, or on behalf of the Institutional Investors or the Investor;

15.14.2

he is not a client of the Institutional Investors and neither of the Institutional Investors is acting or has acted for him/it, nor are the Institutional Investors responsible to him/it for providing the protections afforded to clients of their respective firms or for advising him/it on such transactions;

15.14.3

neither the appointment of an Investor Director or other director nor the giving of advice by any such person in his capacity as a director of a Group Company is to be taken as constituting the regulated activity of providing investment advice either by such person or by the appointing Institutional Investor (or an Affiliate thereof).

15.14.4

save for any contractual obligations expressly set out in this Agreement, he is owed no duty of care or other obligation by the Institutional Investors in respect thereof and, insofar as he is owed any such duty or obligation (whether in contract, tort or otherwise) by an Investor, he hereby waives, to the extent permitted by law, any rights which he may have in respect of such duty or obligation.

15.15

Without limiting the generality of Clause 15.14, each Manager irrevocably acknowledges, agrees and undertakes that, save to the extent expressly contemplated by this Agreement, he has no claims, rights or remedies against the Investor or any Institutional Investor (or any of its Affiliates) whatsoever.

Fees

15.16

Neither the Investor nor Silver Lake shall be permitted to charge any arrangement, monitoring or transaction or similar private equity fees in connection with the entry into this agreement, the Transaction, a Sell-Down or a Catch-up Sale, except pursuant to the transaction and monitoring fee agreement dated 31 July 2012 between Global Blue Acquisition B.V., Globetrotter Midco S.à r.l, Silver Lake Management Company III, LLC and Partners Group (Guernsey) Limited to the extent taken into account in the Waterfall in accordance with Clause 14.4 of the Investment Agreement, and without prejudice to the reimbursement of third party or director expenses by the Group from time to time.

The Euro

15.17

If, at any time, the Euro ceases to exist as a currency unit (or there is a material likelihood of such cessation) or (in the reasonable opinion of the Investor) it becomes so uncertain, unattractive or otherwise unworkable such that the Parties to this Agreement enter into bona fide discussions regarding the use of a different currency, then the Investor may require that:

15.17.1	some or all of the Shares of the Investor and/or any other member of the Group are redenominated in US$ or a different currency of its choice;

15.17.2

the structure of the Investor and the Group be changed, including by way of establishing new companies and/or other entities, or redomiciliation or restructuring of the current companies in the Group or in any other manner; and

15.17.3	any other changes be made to reflect the change in currency,

and the Parties shall do all such things (including, but not limited to, voting in favour of shareholder resolutions and entering into any agreements), provided always that no such change will be made that is more economically disproportionately adverse to the other Parties than it is to the Investor.

Other remedies

15.18	Any remedy or right conferred upon a Party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

Successors

15.19	This Agreement shall be binding on each Party’s assigns, personal representatives and successors in title.

Third party rights

15.20

Where, in connection with this Agreement (or any other agreement or arrangement to be entered into by the Investor in accordance with this Agreement), any Party undertakes any obligation in respect of any person (other than, or in addition to, the Investor), that Party unconditionally and irrevocably acknowledges and agrees that the Investor is entering into this Agreement (or any such other agreement or arrangement) and accepting the benefits of such obligations not only for itself but also as agent and trustee for such other person.

15.21

Notwithstanding the provisions of Clauses 1.7 and 15.7, the general partner, operator, manager or adviser of any Investor, or any other person nominated by that Investor to act on its behalf, shall, at the discretion of the relevant Investor, be entitled to enforce all rights and benefits of such Investor under this Agreement at all times as if a Party to this Agreement.

15.22

Save as expressly set out in Clauses 1.7, 10, 15.7, 15.20, 15.21, and 15.22, no provision of this Agreement is intended to benefit or be enforceable by any third party pursuant to the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act. Notwithstanding any benefits or rights conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999, the Parties to this Agreement may vary, terminate or rescind this Agreement on the Investor’s behalf without obtaining the consent of any such third party.

Severability

15.23

Each Party acknowledges and agrees that if any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if part of it were deleted then such provision shall apply with such deletions and/or modifications as may be necessary to make them enforceable.

Unenforceability

15.24

Each Party acknowledges, agrees and undertakes that it shall not seek any delay or forbearance or refuse to perform or otherwise observe its obligations under this Agreement (or any ancillary agreement) on the basis of a challenge by or on behalf of such Party to the validity or enforceability of any provision in this Agreement either as a matter of applicable law or otherwise.

Authority in Respect of Restructuring

15.25

In connection with any bona fide Investor led distressed financial restructuring of all or any of member of the Group (a “Restructuring”), each Manager irrevocably undertakes to facilitate, assist and support the Restructuring and not to act (or omit to act) in any way which would or might delay, impede or prevent the implementation of the Restructuring. Without limiting the generality of the foregoing, each Manager irrevocably undertakes to exercise his voting and/or any other rights attaching to the Shares in favour of any amendment, waiver, consent, release, proposal or other action as may be necessary or desirable for the implementation of the Restructuring which does not have an economic effect on the Managers that is disproportionately adverse to the Managers compared to that on the Investor.

16	NOTICES

Form of Notice

16.1

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this Clause) shall be in writing and signed by or on behalf of the person giving it.

Method of service

16.2	Service of a Notice must be effected by one of the following methods;

16.2.1

by hand to the relevant address set out in Clause 16.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

16.2.2

by courier or prepaid registered first-class post to the relevant address set out in Clause 16.4 and shall be deemed served at the start of the second Business Day after the date of posting if posted in the same jurisdiction as the recipient; or

16.2.3

by courier or prepaid international airmail to the relevant address set out in Clause 16.4 and shall be deemed served at the start of the fourth Business Day after the date of posting if not posted in the same jurisdiction as the recipient, and in each case, for the convenience of the Parties, a copy of that notice shall be provided by electronic mail to the e-mail addresses specified in Clause 16.4, but for the avoidance of doubt, no such distribution by electronic mail shall be a substitute for the valid methods of Notice specified in this Clause 16.2.

16.3

In Clause 16.2 “during a Business Day” means any time between 9.30am and 5.30pm on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

Address for service

16.4	Notices shall be addressed as follows:

16.4.1	Notices for any Manager shall be addressed or sent to the relevant Manager at the address set out in his Deed of Adherence.

16.4.2	Notices for the Investor shall be sent to the address below:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention: Legal Depart.

Email: LegalStaff-UK@silverlake.com

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP

Broadbent House, 65 Grosvenor Street,

London W1K 3LH

Attention: Legal Depart.

Email: LegalStaff-UK@silverlake.com

and

Simpson Thacher & Bartlett LLP

Citypoint, One Ropemaker Street

London EC2Y 9HU

Attention: Clare Gaskell

Email: cgaskell@stblaw.com

16.4.3	Notices for the Company shall be sent to the address below:

Jeremy Henderson-Ross

General Counsel

Global Blue SA

Route de Crassier 7

1262 Eysins

Switzerland

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP

Broadbent House, 65 Grosvenor Street,

London W1K 3LH

Attention: Legal Depart.

Email: LegalStaff-UK@silverlake.com

and

Simpson Thacher & Bartlett LLP

Citypoint, One Ropemaker Street

London EC2Y 9HU

Attention: Clare Gaskell

Email: cgaskell@stblaw.com

Change of details

16.5

A Party may change its address for service provided that the new address is within the United Kingdom and that it gives the other Parties not less than 28 days’ prior notice in accordance with this Clause 16. Until the end of such notice period, service on either address shall remain effective.

Deemed service

16.6	Notice to a Manager pursuant to this Agreement shall be deemed validly served on all of them if validly served on the Management Representative.

16.7	Each Manager hereby agrees that any legal proceedings may be served on him by delivering a copy of such proceedings to him at the address set out against his name in his Deed of Adherence.

17	CAPACITY

Each Party represents to each other Party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it under this Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

17.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a Party or by which it is bound or (where not a natural person) under its constitutive documents; or

17.2	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a Party or by which it is bound.

18	APPLICABLE LAW AND JURISDICTION

18.1

This agreement and all matters, including any contractual and non-contractual rights and obligations of the Parties arising out of or in connection with it shall be governed by and construed in accordance with the laws of England.

18.2

The Parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement, provided that nothing contained in this Clause 18 shall be taken to have limited the right of the Investor to proceed in the courts of any other competent jurisdiction.

18.3	Each Party acknowledges and undertakes as follows:

18.3.1	it shall not challenge the validity or enforceability of the restrictions in this Agreement either as a matter of Swiss law or otherwise (“Challenge”); and

18.3.2

in the event of a Challenge, such Party shall indemnify and keep indemnified each other Party against each loss, liability and cost which the Party may incur arising out of or in connection with a Challenge including, without limitation, each loss, liability and cost reasonably incurred as a result of settling or defending a Challenge.

18.4	Each Manager acknowledges and undertakes as follows:

18.4.1

he shall not challenge the validity or enforceability of the restrictions in his Service Agreement as a matter of the governing law of such Service Agreement or otherwise (the “Service Agreement Challenge”); and

18.4.2

in the event of a Service Agreement Challenge, the relevant Manager shall indemnify and keep indemnified each other Party and the relevant Group Company who employs such Manager against each loss, liability and cost which the Party may incur arising out of or in connection with a Service Agreement Challenge including, without limitation, each loss, liability and cost reasonably incurred as a result of settling or defending a Service Agreement Challenge.

THIS AGREEMENT has been duly executed and delivered as a deed on the date stated above.

(Intentionally left blank)

EXECUTED and DELIVERED as a DEED by

GLOBAL BLUE HOLDING LP

acting by its general partner

SL GLOBETROTTER GP, LTD.

/s/ Joseph Howard Osnoss

in the presence of:

Witness signature:	/s/ Tiffany Finn

Witness name:	Tiffany Finn

Witness address:	550 W. 34TH ST. 40TH FL.

NY, NY 10001

Witness occupation:	Executive Assistant

[Signature Page to Management Shareholders Agreement]

EXECUTED and DELIVERED as a DEED by

SL GLOBETROTTER L.P.

acting by its general partner

SL GLOBETROTTER GP, LTD.

/s/ Joseph Howard Osnoss

in the presence of:

Witness signature:	/s/ Tiffany Finn

Witness name:	Tiffany Finn

Witness address:	550 W. 34TH ST. 40TH FL.

NY, NY 10001

Witness occupation:	Executive Assistant

[Signature Page to Management Shareholders Agreement]

EXECUTED and DELIVERED as a DEED by

JACQUES STERN (in his capacity as Management

Representative)

/s/ Jacques Stern

in the presence of:

Witness signature:	/s/ Jeremy Henderson-Ross

Witness name:	Jeremy Henderson-Ross

Witness address:

Witness occupation:	Solicitor

[Signature Page to Management Shareholders Agreement]

EXECUTED and DELIVERED as a DEED by

GLOBAL BLUE GROUP HOLDING AG

/s/ Joseph Howard Osnoss

in the presence of:

Witness signature:	/s/ Tiffany Finn

Witness name:	Tiffany Finn

Witness address:	550 W. 34TH ST. 40TH FL.

NY, NY 10001

Witness occupation:	Executive Assistant

[Signature Page to Management Shareholders Agreement]

Agreed and acknowledged by:

PARTNERS GROUP PRIVATE EQUITY

(MASTER FUND), LLC

By: Partners Group (USA) Inc. as investment manager,

By: Partners Group (Guernsey) Limited, under power of attorney

/s/ Laine Shorto /s/ Luke Roussell
Laine Shorto & Luke Roussell
Authorised Signatories

[Signature Page to Management Shareholders Agreement]

PARTNERS GROUP BARRIER REEF, L.P.

executed by its general partner,

Partners Group Management XIII Limited

/s/ Laine Shorto /s/ Luke Roussell
Laine Shorto & Luke Roussell
Authorised Signatories

[Signature Page to Management Shareholders Agreement]

PARTNERS GROUP CLIENT ACCESS

5 L.P. INC.

executed by its general partner, Partners Group

Client Access Management I Limited

/s/ Laine Shorto /s/ Luke Roussell
Laine Shorto & Luke Roussell
Authorised Signatories

[Signature Page to Management Shareholders Agreement]